As filed with the Securities and Exchange Commission on July 19, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SABA SOFTWARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3267638
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2400 Bridge Parkway
Redwood Shores, California 94065
(Address of Principal Executive Offices)(ZIP Code)

Saba Software, Inc. 2000 Stock Incentive Plan
Saba Software, Inc. 2000 Employee Stock Purchase Plan
(Full Title of Plans)

Peter E. Williams III
Vice President
Saba Software, Inc.
2400 Bridge Parkway
Redwood Shores, California 94065
(650) 696-3840
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Paul “Chip” Lion III, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
(650) 813-5600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Saba Software, Inc. 2000 Stock Incentive PlanCommon Stock, $0.001 par value	4,733,726	$2.575	$12,189,344.45	$1,122.00

Saba Software, Inc. 2000 Employee Stock Purchase PlanCommon Stock, $0.001 par value	1,893,490	$2.575	$4,875,736.75	$449.00

TOTAL	6,627,216		$17,065,081.20	$1,571.00

(1)
Calculated solely for purposes of this offering under Rule 457(h) and Rule 457(c) of the Securities Act of 1933, as amended. The price of $2.575 per share represents the average of the high and low price per share of Common Stock of Saba Software, Inc., as reported on the Nasdaq National Market on July 16, 2002.

This Registration Statement shall also cover any additional Common Stock which becomes issuable under the Registrant’s Plans by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding Common Stock of Saba Software, Inc.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Saba Software, Inc. (the “Registrant”) with the Commission are incorporated by reference herein:

1.  The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.  The Registrant’s Current Reports on Form 10-Q for the quarters ended August 31, 2001, November 30, 2001 and February 28, 2002;

3.  All other reports filed by Registrant pursuant to Section 13(da) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report described in 1. above.

4.  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on April 5, 2000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Amended and Restated Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law

The Registrant’s Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws

The Registrant has entered into agreements with its directors and its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person maybe made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (see Signature Page)

Item 9.    Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities bring registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Saba Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on July 19, 2002.

SABA SOFTWARE, INC.

By:	/s/ GENO TOLARI
Geno Tolari President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Geno Tolari and Peter E. Williams as his true and lawful attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ GENO TOLARI Geno Tolari	President and Chief Executive Officer (Principal Executive Officer)	July 19, 2002

/s/ RONALD KISLING Ronald Kisling	Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2002

/S/ BOBBY YAZDANI Bobby Yazdani	Chairman of the Board	July 19, 2002

Douglas Allred	Director

Robert Cohn	Director

Joseph Costello	Director

/S/ JOE KIANI Joe Kiani	Director	July 19, 2002

/s/ MICHAEL MORITZ Michael Moritz	Director	July 19, 2002

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (see Signature Page)